EXHIBIT 99.1

News Release

Contact:	Corporate Communications
Phone:	(713) 324-5080
Address:

1600 Smith Street, Houston, TX 77002

EXPRESSJET REACHES AGREEMENT IN PRINCIPLE WITH CONTINENTAL
AND EMBRAER TO MODIFY REGIONAL JET DELIVERY SCHEDULE
All remaining firm orders to be delivered by mid-2006

            HOUSTON, Feb. 12, 2003 – ExpressJet Airlines (NYSE:XJT) today announced that it has reached agreements in principle to amend its capacity purchase agreement with Continental Airlines  (NYSE:CAL) and its purchase agreement with Embraer to slow the pace of regional jet deliveries in response to continuing weakness and uncertainty in the airline industry.  The revision is subject to the execution of satisfactory definitive agreements and the approval of the Board of Directors of Continental.

            Under the terms of the proposed amendment to the capacity purchase agreement, ExpressJet will reduce its scheduled deliveries of Embraer ERJ-145XR regional jets in 2003 to 36, from its original plan for 48 deliveries, and will take 21 aircraft deliveries in 2004, down from 36.  ExpressJet’s amended schedule increases its aircraft deliveries to 21 in 2005, up from two, and pushes eight aircraft deliveries to 2006.

            Continental proposed changes to the agreements as it continues to monitor market conditions through the prolonged downturn and continued overcapacity in the airline industry, and ExpressJet agrees with Continental’s assessment of industry conditions.  In recognition of the deferred deliveries, Continental, among other items, extended ExpressJet’s guarantee as the exclusive provider of regional jet service in its hubs by one year, to Jan. 1, 2007.

            “We believe this agreement represents the best interests of Continental and ExpressJet under current industry conditions by allowing us to maintain our long-term growth plans while taking steps to ensure that each of us remain viable and competitive during this period of unprecedented challenges,” said ExpressJet President and CEO Jim Ream.

            ExpressJet estimates that its revised plan, which reschedules delivery of 60 of its remaining 78 firm orders from Embraer, will result in earnings per share for 2003 that are approximately 2-4 cents less than they would have been under the original fleet delivery schedule.  ExpressJet’s 2004 earnings per share are projected to be approximately 16-18 cents less versus its previous fleet plan.

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EXPRESSJET EXTENDS JET DELIVERY SCHEDULE TO 2006/PAGE 2

            The new delivery schedule is expected to reduce ExpressJet’s capital expenditure requirements in 2003 by nearly $18 million, to approximately $75 million from the company’s prior estimate of $92.8 million.

            ExpressJet now estimates that its total available seat miles (ASMs) flown during 2003 will be in the range of 7.9 billion to 8.1 billion, representing an increase of approximately 29 percent over ASMs flown in 2002.  ExpressJet projects that it will increase block hours flown during 2003 by approximately 15 percent from 2002, which represents 2 percentage points less than it would have before aircraft orders were deferred.  ExpressJet expects to increase block hours in 2004 by 19 percent versus 2003.

            ExpressJet Airlines employs more than 5,600 people and provides Continental Airlines with all of its regional jet airline capacity at its hub airports in New York/Newark, Houston and Cleveland with approximately 1,000 daily departures and service to 114 destinations in 35 states, the District of Columbia, Mexico and Canada.  Continental Express, operated by ExpressJet Airlines, Inc., offers advance seat assignments and OnePass frequent flyer miles, which can be redeemed anywhere in the world Continental and its alliance carriers fly.  ExpressJet Airlines is owned by ExpressJet Holdings, Inc.  For more information, visit expressjet.com.

            Portions of this news release contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The statements regarding entering into definitive agreements, our growth and capital expenditures, including plans with respect to our fleet, are forward-looking statements.  These statements reflect our expectations and assumptions about future events and are subject to uncertainties and other factors, many of which are outside our control.  Some of the known risks that could significantly impact operating results and capacity include, but are not limited to, our ability to negotiate satisfactory definitive agreements, our dependence on our capacity purchase agreement with Continental Airlines; our dependence on Continental Airlines’ financial and operational strength; labor costs and relations, including the results of union contract negotiations; flight disruptions as a result of operational matters; deliveries of additional aircraft; our ability to implement our growth strategy; regulatory developments and costs, including the costs and other effects of enhanced security measures and other possible Federal Aviation Administration requirements; our high leverage; certain tax matters; competition and industry conditions; and the seasonal nature of the airline business.  Additional information concerning risk factors that could cause our actual results to differ materially from those in the forward-looking statements are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-1 dated April 17, 2002.  In light of these uncertainties and assumptions, the events described in the forward-looking statements of this news release might not occur or might occur to a materially different extent than described in this news release.  We undertake no duty to update or revise any of our forward-looking statements, whether as a result of new information, future events or otherwise.

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EXPRESSJET EXTENDS JET DELIVERY SCHEDULE TO 2006/PAGE 3

Proposed Revised Year-End Fleet Plan

	2003 (E)	2004 (E)	2005 (E)	2006 (E)

ERJ-145XR

	54	75	96	104

ERJ-145

	140	140	140	140

ERJ-135

	30	30	30	30

TOTAL	224	245	266	274

2003 Estimated Year-over-Year Change in ASMs

1Q 2003 (E)	2Q 2003 (E)	3Q 2003 (E)	4Q 2003 (E)	FY 2003 (E)

25%	29%	31%	30%	29%

Proposed Revised Year-over-Year Change in Block Hours

2003 (E)	2004 (E)

15%	19%

Estimated EPS Effect due to Proposed Fleet Plan Changes

2003 (E)		2004 (E)

($0.02) – ($0.04)		($0.16) - ($0.18)

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